Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-225624 on Form S-3 of our report dated March 14, 2019, relating to the financial statements of Five Point Holdings, LLC and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Accounting Standards Codification No. 606) appearing in the Annual Report on Form 10-K of Five Point Holdings, LLC for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 18, 2019